Exhibit 10.16

EXECUTION COPY

ADMISSION LETTER

[Date, 2010]

Glenrock, Inc.

623 Fifth Avenue, Suite 3101

New York, NY 10022

Dear Mr. Katz:

Glenrock, Inc. has been admitted as a Limited Partner of Glenrock Asset Management Associates, LP (the “Partnership” or “we”, “our”, and related cognate words) effective as of the date hereof on the terms described in this Admission Letter and the Amended and Restated Limited Partnership Agreement of the Partnership, dated [Date], 2010 (the “Limited Partnership Agreement”). By executing this Admission Letter, and a copy of the Limited Partnership Agreement, Glenrock, Inc. hereby accepts a limited partnership interest in the Partnership. Capitalized terms not otherwise defined in this Admission Letter are as defined in the Limited Partnership Agreement.

In connection with your admission as a Limited Partner of the Partnership, Aveon Holdings I L.P., in its capacity as general partner of the Partnership (the “General Partner”), hereby delegates to you all of the rights, duties and discretion of the General Partner pursuant to Sections 2.6(b), 3.2(c), 3.2(d) and 3.3 of the Limited Partnership Agreement and as further evidenced by that certain Investment Advisory Agreement, dated [Date], 2010 by and between the Partnership, on behalf of itself and the Funds, the General Partner, the Partnership and Glenrock, Inc. (the “Advisory Agreement”), the terms of which are by this reference incorporated herein. The delegation provided for in the immediately preceding sentence is exclusive to Glenrock, Inc. and both the Partnership and the General Partner covenant and agree that such rights and obligations may not be delegated, in whole or in part, to, or exercised by, any other individual or entity unless and until the delegation provided herein shall have been terminated by the General Partner as provided herein or in the Limited Partnership Agreement, or the Advisory Agreement has been terminated in accordance with the terms thereof. As a Limited Partner of the Partnership, you hereby agree to undertake the duties enumerated in this Admission Letter, including the duties referenced in the Advisory Agreement. You agree to the delegation, and to the obligation to carry out, all of the duties required in Sections 2.6(b), 3.2(c), 3.2(d) and 3.3 of the Limited Partnership Agreement and all of the duties and responsibilities set forth in the Advisory Agreement.

As further provided in the Advisory Agreement, subject to the limitation provided below, the Partnership agrees to reimburse you for the expenses incurred in performance of your duties and responsibilities hereunder (and in the Advisory Agreement), including without limitation the following overhead expenses: office rent; utilities; furniture and fixtures; stationery; secretarial administrative services; salaries (including employee bonuses and benefits); entertainment expenses; employee insurance; payroll taxes; legal, compliance, accounting expenses (including third-party accounting services); organizational expenses; and research fees and expenses (including research-related travel) for Glenrock, Inc; provided, however, that (i) any such reimbursement, in the aggregate, shall only be paid from the seventy percent (70%) of the Fund Net Income payable to the Limited Partners pursuant to the terms of the Limited Partnership Agreement, and (ii) any such reimbursement shall not be paid from the thirty percent (30%) of Fund Net Income payable to the General Partner pursuant to the terms of the Limited Partnership Agreement. The Funds shall be charged expenses related to interest on margin accounts and other indebtedness; borrowing charges on securities sold short; investment expenses such as commissions; custodial fees; the Funds’ pro rata share of the expenses of any related Master Fund; administrator fees and expenses; directors’ fees and expenses and any other expenses reasonably related to the purchase, sale or transmittal of the Funds’ assets, or reasonably related to the operation of the Funds and permitted by the applicable private place memorandum and Fund organizational documents. For the avoidance of doubt, Glenrock will not bear any of the expenses of the General Partner or the Partnership.

The General Partner, upon one hundred eighty (180) days prior written notice may terminate the delegation to you of all (but not less than all) of the rights, duties and responsibilities delegated pursuant to this Admission Letter and as set forth in the Advisory Agreement, it being acknowledged and agreed that any termination of the Advisory Agreement by the General Partner shall automatically be deemed to be a termination of the delegation hereunder. The effective date of such termination shall be the date which is one hundred eighty (180) days after receipt by you

EXECUTION COPY

of a written termination notice from the General Partner (or such earlier date following receipt of such notice as you shall determine in your sole and absolute discretion).

You agree to report your activities hereunder in respect of your duties to the Partnership, and to the Funds, to the administrator of the Funds, and will comply with the reporting procedures and systems of such administrator and in accordance with the Advisory Agreement. For so long as you are a Limited Partner of the Partnership and are required to perform the duties described in this Admission Letter and the Advisory Agreement, you agree to provide to the Partnership such information regarding the operations and activities of the Funds, including, without limitation, its investments, as the Partnership may reasonably request.

As a Limited Partner of the Partnership, your Sharing Percentage shall be as set forth in the Limited Partnership Agreement.

Other than as expressly provided in this Admission Letter, you will not be liable for any loss or cost arising out of, or in connection with, any act or activity undertaken (or omitted to be undertaken) in fulfillment of any obligation or responsibility under this Admission Letter and the Advisory Agreement, including, but not limited to, any such loss sustained by reason of any investment or the sale or retention of any security or other asset of the Funds. As an inducement to your receipt of the Limited Partner interest, your agreement to the delegation of the rights and duties described above, your agreement to the other provisions of this Admission Letter and your entry into the Advisory Agreement, the General Partner, in addition to, and not in substitution for, your rights to indemnification and exculpation pursuant to Limited Partnership Agreement, hereby agrees to cause the Funds, jointly and severally, to the fullest extent legally permissible under the laws of the State of Delaware, to indemnify you and hold you harmless against any loss, liability or expense (including, without limitation, judgments, fines, amounts paid or to be paid in settlement and reasonable attorneys’ fees and expenses) incurred or suffered by you in connection with the good faith performance by you of your responsibilities hereunder; provided, however, that nothing in this Admission Letter shall be deemed to protect you against any liability to which you otherwise would be subject by reason of your gross negligence, willful misconduct, fraud or violation of applicable law as determined in a final non-appealable decision of a court of competent jurisdiction. The General Partner further agrees, upon your request, to advance (and/or cause the Funds to advance, amounts in connection with this indemnification obligation; provided, however, that if it is later determined that you were not entitled to be indemnified in a final non-appealable decision of a court of competent jurisdiction, then you shall promptly reimburse the Funds for all advanced amounts.

You agree to prohibit the Funds from approving or authorizing the use or distribution in connection with the sale of their securities of any literature or advertisement in which you are named or referred to unless such literature or advertisement shall first be submitted to you for approval with respect thereto.

Except as set forth in Section 9.4(c) of the Limited Partnership Agreement, you agree to keep the non-public information of the Funds confidential applying the same standards of confidentiality that applies to your own non-public information. Upon termination of your duties under this Agreement, except that as provided in Section 9.4(c) of the Limited Partnership Agreement, you agree to promptly, upon demand, return to the Partnership all such records, except that you may retain copies of the Funds records as may be required by applicable law and regulation, and provided that your confidentiality obligations set forth in this Admission Letter will continue in full force and effect with respect to such retained records not within the public domain.

We acknowledge that, to the extent that they exist, we have received from you the Form ADV (Part I and Part II) as in effect on the date of this Admission Letter and your privacy notice.

This Admission Letter shall be governed by and construed in accordance with the laws of the State of Delaware (without regard to principles of conflicts of law).

If you agree with the terms of this Admission Letter, and accept a Limited Partnership interest in the Partnership, please acknowledge your agreement below. By such signature below, you agree to be bound by all of the provisions of the Limited Partnership Agreement of the Partnership.

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Very truly yours,

GLENROCK ASSET MANAGEMENT ASSOCIATES, L.P.

By:	Aveon Holdings I L.P.,
Its General Partner

	By:	AVEON HOLDINGS I GP INC.,
in its capacity as General Partner of Aveon Holdings I L.P.

By:
Name:
Title:

By:	AVEON Holdings I L.P.
Solely in its capacity as General Partner of the Partnership

	By:	AVEON HOLDINGS I GP INC.,
in its capacity as General Partner of Aveon Holdings I L.P.

By:
Name:
Title:

The undersigned hereby accepts a Limited Partnership interest in the Partnership this              day of                     , 2010.

GLENROCK, INC.

By:
Name:
Title: